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                                                        Exhibit 10.26
                           [BAY NETWORKS LETTERHEAD]


                                January 23, 1997



                                                             [BAY NETWORKS LOGO]

                                                                    BAY NETWORKS
Mr. Ronald V. Schmidt
Bay Networks, Inc.
4401 Great America Parkway
Santa Clara, CA 95054

Dear Ron:

This will confirm the following arrangement between you and Bay Networks, Inc. regarding your employment as has been previously approved by the Compensation Committee of the Board of Directors.

1. EMPLOYMENT OF SCHMIDT. You will continue as an employee of our company through the close of the 1997 fiscal year, and for a time thereafter until you have expended your accrued vacation at which time your employment will terminate (the "Termination Date"). During this time, you will be available to assist the company and its management on a variety of matters as may be requested by the Board of Directors or its Chairman.

2. SALARY AND BENEFITS FOR SCHMIDT. Until the Termination Date you will continue to receive your current base salary, paid in customary bi-weekly installments, and you will continue to vest under your previously-granted stock options in accordance with the terms of the agreements which reflect your stock options. Also, until the Termination Date you will continue to receive from the company standard employee benefits including health and life insurance, and the opportunity to participate in the company's employee stock purchase plan. You will not receive a bonus for FY1997.



BAY NETWORKS, INC.

By: /s/ SHELBY H. CARTER, JR.
    -----------------------------
    Shelby H. Carter, Jr.
    Director